Exhibit 99.1

Nightfood Receives Purchase Orders for Nationwide Hotel Launch

Sleep-friendly Ice Cream Launching Nationally in Major Extended-Stay Hotel Chain

Tarrytown, NY, April 18, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, announced it has received its first purchase orders for the national rollout of Nightfood ice cream pints into a major extended-stay hotel chain with approximately 500 locations in the United States. Nightfood expects additional purchase orders to complete the national rollout in the coming days, with the ice cream scheduled to be in the hotel chain’s freezers coast-to-coast in May.

The purchase orders include two of Nightfood’s most popular ice cream flavors, Cookies n’ Dreams, and Midnight Chocolate.

“We’re excited to finally be entering national hotel distribution as a result of our successful pilot test last year,” commented Nightfood CEO, Sean Folkson. “I believe hotels have an inherent obligation to make sleep-friendly snacks available for their guests every night and in every location, and this launch of Nightfood is truly breaking new ground. We look forward to proudly sharing more details after Nightfood is available in their locations across the United States.”

Because of the high-margin nature of hotel distribution, Management believes profitability can be achieved when Nightfood ice cream pint distribution reaches approximately 4,000 hotels, which is approximately 7 percent of the estimated 56,000 hotels in the United States. The Company also is in the process of developing additional snack formats such as cookies and single-serve ice cream sandwiches that it hopes to be able to add to national distribution in the coming months.

Folkson continued, “These first purchase orders are so important for reasons beyond our imminent launch into our first major chain. There are tremendous barriers to breaking into national distribution in the hospitality space for a young brand. This is the result of years of hard work. But we believe that it’s also just the start. We expect availability of sleep-friendly snacks to become hotel industry standard. Our goal is for Nightfood snacks, in multiple formats, to be sold in every hotel. We anticipate that securing this coast-to-coast distribution will allow us to rapidly add more hotels to our distribution roster, while also serving as an effective deterrent and defensible competitive advantage against competitors that may wish to enter the sleep-friendly snacking category as we grow it.”

About Nightfood

Nightfood is pioneering the nighttime snack category.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains "forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3